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                                                                   Exhibit 11
                            Rymer Foods Inc.
                    Computation of Earnings Per Share
       for the periods ended October 31, 1998 and October 25, 1997
                  (in thousands, except per share data)

                                         Fiscal Year           One Period
                                            Ending                Ending
                                           Oct. 31,              Oct. 25,
                                             1998                  1997
                                       Basic     Diluted      Basic     Diluted
                                      ------     ------      ------     ------
AVERAGE SHARES OUTSTANDING
1 Average shares outstanding           4,300      4,300       4,300      4,300
2 Net additional shares outstanding
  assuming exercise of stock
  options*                               -           -           -          -
3 Net additional shares assuming
  conversion of preferred stock not
  considered a common stock
  equivalent at issuance                 -           -           -          -
                                      ------     ------      ------     ------
4 Average number of common
  shares outstanding                   4,300      4,300       4,300      4,300
                                      ======     ======      ======     ======

EARNINGS
5 Loss from continuing operations   $ (2,017)  $ (2,017)   $   (113)  $   (113)
                                      ======     ======      ======     ======

6 Net loss                          $ (2,017)  $ (2,017)   $   (113)  $   (113)
                                      ======     ======      ======     ======

PER SHARE AMOUNTS
  Loss from continuing operations
   (line 5 / line 4)                $  (0.47)  $  (0.47)   $  (0.03)  $  (0.03)
                                      ======     ======      ======     ======
  Net loss
   (line 6 / line 4)                $  (0.47)  $  (0.47)   $  (0.03)  $  (0.03)
                                      ======     ======      ======     ======


Note: Earnings per share amounts for all other reporting periods as it relates to the predecessor company is not meaningful due to the reorganization.

     * Since there is a net loss, common stock equivalents are excluded from the diluted earnings per share calculations since they would be antidilutive.


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